Exhibit 99.1

On November 11, 2004, Ronald S. Lauder ("RSL" or the "Reporting Person") converted 500,000 shares of Class B Common Stock to the equivalent number of shares of Class A Common Stock. On November 15, 2004 he sold 150,000 shares of Class A Common Stock in a number of transactions with an average sale price of $44.7251.
The information regarding shares sold at each price appears in the two columns below:

Share		Price
12900		44.51
5100 		44.52
4100 		44.53
1900 		44.54
200 		44.55
1300 		44.56
1400 		44.57
1500		44.58
2700 		44.59
16900		44.60
2000 		44.64
22700		44.76
9700 		44.77
7500 		44.78
8800 		44.79
18100		44.80
2500 		44.81
6200 		44.82
600 		44.83
400 		44.84
1700 		44.86
800 		44.87
2000 		44.88
15000		44.89
4000 		44.90


After these sales, the amounts of Class A Common
Stock and Class B Common Stock beneficially owned by
RSL includes:
(i) 407,553 shares of Class A Common Stock and
18,643,019 shares of Class B Common Stock held directly,
(ii) 3,182 shares of Class A Common Stock and 3,182 shares of Class B Common Stock held indirectly as Trustee of The Descendants of Ronald S. Lauder
1966 Trust, (iii) 15,384 shares of Class A Common Stock and
3,846,154 shares of Class B Common Stock held indirectly as a general partner of Lauder & Sons L.P.
(RSL is also a trustee of
The 1995 Estee Lauder RSL Trust,
which is also a general
partner of Lauder & Sons L.P.) and (iv) 40,220 shares of Class B Common Stock held indirectly as trustee of The Estee Lauder 2002 Trust.
RSL disclaims beneficial ownership of
the shares in clauses (ii), (iii) and (iv) to the extent he does not have a pecuniary interest in such securities.